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                                                                  EXHIBIT 10.36

                           INSTRUMENT OF TRANSFER AND
                              ASSUMPTION AGREEMENT


         THIS INSTRUMENT OF TRANSFER AND ASSUMPTION AGREEMENT (the "Agreement") is made as of the 31st day of January, 1998, between Specialty Equipment Companies, Inc. (the "Parent") and Specialty Equipment Manufacturing Corporation (the "Operating Subsidiary").

                                    RECITALS

         A. Operating Subsidiary has been formed to enable Parent and its consolidated subsidiaries to achieve certain operating, tax and other benefits through the transfer to Operating Subsidiary of substantially all of the operational functions heretofore performed by Parent.

         B. To effectuate the transfer of the functions described in Recital A above, Parent shall transfer to Operating Subsidiary certain assets and liabilities of Parent, which relate to the functions which are being transferred, based on the terms and conditions set forth in this Agreement.


         NOW THEREFORE, in consideration of the premises and mutual undertakings hereinafter set forth, and intending to be legally bound, the parties hereto agree as follows:

         1. For valuable consideration, the receipt and adequacy of which are hereby acknowledged, Parent does hereby assign, transfer, convey and deliver to Operating Subsidiary all of the assets, rights and properties of the Corporation, except for the assets set forth on Schedule A hereto (the "Excluded Assets"). All of the assets being contributed to Operating Subsidiary by Parent are referred to herein as the "Transferred Assets".

         2. Operating Subsidiary does hereby become obligated, assumes and agrees to pay, satisfy, discharge and/or perform all of the obligations, liabilities, covenants, undertakings and agreements of Parent, except for the obligations, liabilities, covenants, undertakings and agreements set forth on Schedule B hereto (the "Excluded Liabilities"). All of the obligations, liabilities, covenants, undertakings and agreements being assumed by Operating Subsidiary are referred to herein as the "Assumed Obligations". To the extent that Parent pays any amounts resulting from obligations included in the Assumed Obligations, Operating Subsidiary agrees to indemnify Parent for any such payment, regardless of whether or not Parent has remained jointly and severally liable under the contract giving rise to such obligation and payment; provided, however, that Operating Subsidiary shall not be obligated to indemnify Parent for any such payment made by Parent to the extent that such payment is with respect to borrowings subsequent to the date hereof under that certain Credit Agreement with Bank of America Illinois and certain other financial institutions, dated as of December 1, 1996, as amended thereafter, solely for the benefit of Parent.

         3. Nothing contained herein is intended to be construed or shall be construed as enlarging or extending in any manner or to any extent the period of limitations prescribed by any statute of limitations applicable, to any of the Assumed Obligations or as enlarging or extending to any extent or in any manner whatsoever the rights which any owner, holder or obligee of any Assumed Obligations has had, now has or hereafter can, shall or may have or as rendering valid or enforceable against Operating Subsidiary any liability assumed which for any reason would not have been valid or enforceable against Parent.

         4. This Agreement and the covenants, agreements, undertakings, assumptions, warranties and representations herein shall be binding on and inure to the benefit of Parent and Operating Subsidiary and their respective successors and assigns.

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of January 31, 1998.

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                                      SPECIALTY EQUIPMENT COMPANIES, INC., a
                                      Delaware corporation



                                      By:
                                      Name:
                                      Title:



                                      SPECIALTY EQUIPMENT MANUFACTURING
                                      CORPORATION, a Delaware corporation




                                      By:
                                      Name:
                                      Title:




                                      -2-


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                                   SCHEDULE A

                                 Excluded Assets


- The common stock and other securities issued to Parent by the following entities:

         --        FM Manufacturing, Inc.

         --        Bloomfield Industries - Canada Limited

         --        Taylor Freezer International, S.r.l.

         --        Taylor Freezer (Cyprus) Ltd.

         --        Taylor - Chicago Corp.

         --        Quaboes B.V.

         --        Specialty Equipment Manufacturing Corporation

         --        Specialty Equipment Foreign Sales Corporation

- All right, title and interest in all the designs, patents, patent applications, service marks, trademarks, trademark applications, trade names, trade secrets, goodwill and copyrights of Parent which has been licensed by Parent to Operating Subsidiary under that License Agreement dated January 31, 1998.

- Employment Retention Agreements between Parent and the following executive officers: Daniel B. Greenwood, William E. Dotterweich, Donald K. McKay, Jeffrey P. Rhodenbaugh, Scott Wulbert, Doug Johnson and Wayne Best.

- Indemnification Agreements between Parent and each of its current and former directors and executive officers.

-        Corporate books and records of Parent

-        All right, title and interest of Parent in the following contracts:

         - Office Lease between Parent and Lakewoods Realty and Mortgage Corporation dated August 30, 1995

         - Stock Purchase Agreement between Parent and Quaboes B.V. and Shareholders of Gamko Holdings B.V. and of Coolpart B.V. dated August 11, 1997


- All of the equipment, furniture and supplies at 1245 Corporate Boulevard, Aurora, Illinois 60504.


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                                   SCHEDULE B

                              Excluded Liabilities


         The accrued expenses of Parent as of the date hereof.

         All current taxes payable as of the date hereof.

         Parent's obligations under the following contracts:

         - Market Forge Co. Retiree Life and Health Insurance Benefit Plan, effective November 1, 1993

         - Guaranty, executed in favor of the United Steel Workers of America, AFL-CIO-CLC, MF Acquisition Corp., and Market Forge Co., effective November 1, 1993

         - Stock Purchase Agreement between Parent and Quaboes B.V. and Shareholders of Gamko Holdings B.V. and of Coolpart B.V. dated August 11, 1997

         - Office Lease between Parent and Lakewoods Realty and Mortgage Corporation dated August 30, 1995

         - Employment Retention Agreements between Parent and the following executive officers: Daniel B. Greenwood, William E. Dotterweich, Donald K. McKay, Jeffrey P. Rhodenbaugh, Scott Wulbert, Doug Johnson and Wayne Best.

         - Indemnification Agreements between Parent and each of its current and former directors and executive officers.